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                                                                     Exhibit 3.5

                         CERTIFICATE OF AMENDMENT TO THE
                         CERTIFICATE OF INCORPORATION OF
                           ENCORE MEDICAL CORPORATION

         The undersigned, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify that:

    1. At a meeting of the Board of Directors of Encore Medical Corporation (the "Corporation") a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                 RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting in its entirety the Article thereof numbered "NINTH."

    2. That thereafter, pursuant to a resolution of its Board of Directors, by written consent in lieu of a special meeting of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

    3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    4. That the capital of said corporation shall not be reduced under or by reason of said amendment.

                                     By: /s/ Harry L. Zimmerman
                                        -------------------------------------
                                            Harry L. Zimmerman, Secretary